Exhibit 10.73

MASTER LEASE AGREEMENT

by and between

SPANSION JAPAN LIMITED

and

FUJITSU LIMITED

September 28, 2006

MASTER LEASE AGREEMENT

This MASTER LEASE AGREEMENT is made as of this 28th day of September, 2006 (the “Agreement”) by and among Spansion Japan Limited, a corporation organized under the laws of Japan (“Lessor”), Spansion, Inc., a corporation organized under the laws of the State of Delaware (“Spansion U.S.”), Spansion Technology, Inc., a corporation organized under the laws of the State of Delaware (“STI”), and Spansion LLC, a Delaware limited liability company, solely in their capacities as guarantors of Lessor’s obligations hereunder (“Spansion LLC”, and collectively with Spansion U.S. and STI, the “Guarantors”), and Fujitsu Limited, a corporation organized under the laws of Japan (“Lessee”). Lessor and Lessee are referred to collectively herein as the “Parties.”

RECITALS

A. Simultaneously with the execution of this Agreement, Lessee and Lessor are entering into that certain Asset Purchase Agreement (“Asset Purchase Agreement”) dated as of September 28, 2006, pursuant to which Lessee is purchasing from Lessor, certain semiconductor fabrication facilities described therein (the “JV1/JV2 Facilities”).

B. Simultaneously with the execution of this Agreement, Lessee and Lessor are also entering into that certain Foundry Agreement (“Foundry Agreement”), dated as of September 28, 2006, pursuant to which Lessee agrees to provide certain foundry services to Lessor, and Lessor commits to purchase specified quantities of Lessor’s products from Lessee.

C. Pursuant to this Agreement, Lessee desires to lease certain equipment from Lessor, and Lessor desires to lease such equipment to Lessee, for use in the JV1/JV2 Facilities, upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements hereinafter set forth, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

AGREEMENT

ARTICLE 1

MASTER LEASE

This Agreement shall be effective as of, and only as of, the closing of the transactions contemplated by the Asset Purchase Agreement (the “Effective Date”), and shall continue in effect so long as any equipment schedule in substantially the form of Exhibit C hereto (a “Schedule”) entered into pursuant to this Agreement remains in effect. Each Schedule shall constitute a separate and distinct lease agreement (each a “Lease”). Each Schedule that is entered into by Lessor and Lessee under this Agreement shall incorporate all of the terms and conditions of this Agreement and shall contain such additional terms and conditions as Lessor and Lessee shall agree upon in writing. Each Schedule shall be independently enforceable according to its terms without regard to any other

Schedule. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor, in accordance with the terms and conditions of the applicable Schedule, the equipment and other items of personal property identified in each Schedule (the “Equipment”). In the event of a conflict between the terms of a particular Schedule and this Agreement, the terms of the Schedule shall govern such Schedule. Lessor and Lessee hereby covenant and agree to execute on the Effective Date, Schedule No. 1 in the form attached hereto as Exhibit C; provided, however, that as contemplated by Section 1.2(b) of the Asset Purchase Agreement, in the circumstances set forth therein, items of Equipment deleted from the schedule of purchased assets under the Asset Purchase Agreement shall be added to the equipment list attached to Schedule No. 1 hereto and a substantially similar item listed on the equipment list to Schedule No. 1 hereto shall be deleted from such equipment list and added to equipment schedule to the Asset Purchase Agreement. The Monthly Rental provided for in Article 3 shall be appropriately adjusted to reflect any such deletions and additions, based on any differences in the Japan GAAP book depreciation amount of the applicable equipment. The Parties further agree that with respect to the GE Equipment (listed in Part B of Exhibit 1 to Exhibit C hereto), Lessee agrees to use commercially reasonable efforts, between the date hereof and the Effective Date, to assist Lessor in refinancing the GE Equipment as promptly as reasonably practicable upon terms reasonably acceptable to the Parties; provided, however, that in any event, Lessor shall either purchase the GE Equipment or lease (as lessee) the GE Equipment with the right to sublease to Lessee, such that Lessee shall have the right to lease the GE Equipment under Schedule No.1 for a Monthly Rental amount equal to the Japan GAAP depreciation amount.

ARTICLE 2

TERM

The initial term (“Initial Term”) of each Schedule will begin on the date designated as the commencement date (the “Commencement Date”) on the Certificate of Acceptance as executed and issued by Lessee in the form of Exhibit A attached hereto with respect to the Equipment subject to such Schedule. Lessee shall not be liable for Monthly Rental or any other rent for any period prior to the Commencement Date. The Initial Term shall continue for the number of months specified in the applicable Schedule unless otherwise terminated in accordance with the terms of the Schedule or this Agreement (each such termination a “Termination”). Lessee will return the Certificate of Acceptance to Lessor within ten (10) business days following the later of (i) the execution of the applicable Schedule or (ii) the date on which Lessee accepts the Equipment. Lessor agrees to deliver written notice to Lessee not less than ninety (90) days prior to the expiration of any Schedule to confirm such expiration. Such notice shall set forth all options available to Lessee under such Schedule upon expiration. Lessor’s failure to issue such notice to Lessee in writing shall not release Lessee from any of its obligations hereunder or under any Schedule. Lessee shall have the right to terminate any Schedule at its expiration pursuant to Section 15.4 of this Agreement or any Schedule hereto, or to exercise any other option or termination right afforded Lessee pursuant to any other provision of this Agreement or any Schedule hereto.

ARTICLE 3

RENTAL PAYMENT

3.1 Rental. Rent payable under each Schedule shall be in the amount set forth in the applicable Schedule and shall be due and payable by Lessee to Lessor in monthly installments (“Monthly Rental”) as set forth on such Schedule at the address set forth on the signature page hereof or as otherwise provided in such Schedule. Except as otherwise provided herein, Lessee agrees that its obligations to pay Monthly Rental and other sums due under a Schedule shall be absolute and unconditional and shall not terminate, nor shall the respective obligations of Lessor or Lessee be affected, by reason of any defect in or damage to, or any loss or destruction of the Equipment other than as specifically set forth herein. Nothing contained herein, however, shall preclude Lessee or Lessor from otherwise enforcing any and all other rights it may have against the other party under a Schedule or otherwise in a separate action at law or in equity. Notwithstanding the foregoing, Lessee may exercise any right of abatement, reduction, setoff, counterclaim or defense against Lessor arising in connection with this Agreement, the Asset Purchase Agreement or the Foundry Agreement. Without limitation of the foregoing, if any Determined Amounts (defined below) are owing to Lessee from Lessor, Spansion U.S., or any affiliate thereof under the Asset Purchase Agreement or the Foundry Agreement, Lessee may set off such Determined Amounts against any Monthly Rental or other amounts owing from Lessee to Lessor under this Agreement. “Determined Amount” means an amount owing, after expiration of any applicable grace period for payment and the provision of any required notice, pursuant to a binding settlement or a final judgment that is nonappealable or is not appealed within the time allowed for appeal.

3.2 Invoicing. Unless otherwise notified by Lessee, Lessor agrees to invoice Lessee for Monthly Rental due under each Schedule at least thirty (30) days in advance of the due date; provided, however, that receipt (or lack of receipt) of an invoice shall not affect Lessee’s obligation to timely pay Monthly Rental and other sums due as set forth in such Schedule.

ARTICLE 4

WARRANTIES AND DISCLAIMER OF WARRANTIES

Lessor hereby warrants and covenants to Lessee that so long as no Event of Default (as defined in Article 10 herein) has occurred and is continuing under the Schedule, Lessee shall have the absolute and unconditional right of quiet enjoyment and peaceful possession of the Equipment free from disturbance by Lessor or its agents, employees, successors or assigns or by anyone claiming through or under Lessor. Lessor further warrants and covenants to Lessee that Lessor holds good and marketable title to the Equipment. Lessor further warrants that, as of the Commencement Date, (a) the Equipment is in good operating condition and repair, subject only to ordinary wear and tear, except where the failure to be in such condition would not have, or would not be reasonably expected to have, a Material Adverse Effect (defined below), (b) to the knowledge of Lessor, the current use and operation of the Equipment are in compliance in all material respects with all applicable laws, and (c) Lessor has not received any notice of material non-compliance with any applicable laws with respect to the possession or operation of the Equipment. “Material Adverse Effect” means any change or changes or effect or effects (including work stoppages) that individually or in the aggregate are or may reasonably be expected to be materially adverse to the Equipment or the ownership, possession or use thereof or to Lessee’s ability to operate the JV1/JV2 Facilities or the Equipment and perform the Assigned Leases (as defined in the Asset Purchase Agreement) and the Assigned Contracts (as defined in the Asset Purchase Agreement) in substantially the same manner as operated and performed by Lessor as of the date of this Agreement (excluding any changes in the ordinary course of business) or as of the Effective Date. Lessor hereby transfers and assigns to Lessee during the term of the Schedule all of its right, title and interest in and to any warranties or indemnifications regarding the Equipment by the vendor or manufacturer of the Equipment, if any, to the extent the same are assignable. To the extent they are not assignable, Lessor hereby appoints Lessee as its agent solely for the purposes of asserting from time to time in the name of Lessor, but for the benefit of Lessee, at Lessee’s expense, any such warranty or indemnification and Lessor shall assert such rights upon the request of Lessee and in the manner requested by Lessee. Except for (i) the warranties set forth above and (ii) any implied or express warranties made by such Lessor, LESSEE LEASES THE EQUIPMENT AS IS AND LESSOR MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE EQUIPMENT, ITS MERCHANTABILITY OR ITS FITNESS OR CAPACITY OR DURABILITY FOR ANY PARTICULAR PURPOSE, OR OTHERWISE IN ANY RESPECT. Without limiting the foregoing, Lessor shall not be liable to Lessee for any liability, third party claim, or damage of any kind (including strict liability in tort) caused directly or indirectly by the Equipment, any inadequacy thereof for any purpose, any deficiency or defect therein, or the use or maintenance thereof except for any damage caused by the intentional acts or negligence of Lessor or its agents or employees.

ARTICLE 5

USE, MAINTENANCE, AND LOCATION

5.1 Use and Maintenance. Lessee shall, at its sole expense, during the term of the Schedule, maintain the Equipment in good operating condition and repair, ordinary wear and tear excepted. Lessee covenants and agrees that all Equipment shall be and remain personal property; provided, however, that if the Equipment is deemed to constitute a fixture to real property, Lessee shall promptly secure a release, subordination, or termination, of any lien or encumbrance on the Equipment by a party claiming such lien or encumbrance by or through Lessee; provided further, however, that Lessee shall have no such obligation with respect to any liens or encumbrances placed thereon by or through Lessor, its assigns, or successors in interest.

5.2 Location. The Equipment shall remain at the JV1/JV2 Facilities at all times during the Initial Term.

5.3 Inspection. So long as it does not interfere with Lessee’s normal operations and business, Lessee shall at all times during the term of the Schedule, make the Equipment and such personnel as are reasonably necessary, available, on reasonable prior notice, for inspection by Lessor or its representatives to ensure that the terms of the Schedule are being complied with or to demonstrate to any third party the operation of the Equipment, subject to Lessee’s usual visitor protocol, including the execution of a nondisclosure agreement satisfactory to Lessee.

ARTICLE 6

TAXES

Subject to the terms of this Section, each Party covenants and agrees to pay when due or indemnify and reimburse the other Party for any taxes which such Party is obligated by law to pay, including, without limitation, any taxes on, or measured by, the net gross income, items of tax preference or minimum tax, capital, franchise, net worth, conduct of business or other similarly-based taxes of such Party; provided, however, that notwithstanding the foregoing (a) Lessor shall pay the Japan fixed asset tax to the appropriate government authority, but Lessor may invoice Lessee for the amount of any such Japan fixed asset tax so paid by adding such amount to the invoice for Monthly Rental, and Lessee shall pay such amount to Lessor along with such Monthly Rental, and (ii) Lessee shall pay the Japan consumption tax. Unless Lessor and Lessee otherwise agree in writing, each Party shall file all tax returns with respect to the Equipment that such Party is required by law to file, and shall pay all taxes thereon to the appropriate taxing authority when due; provided, however, that Lessee shall file the required tax return with respect to the consumption tax on the Monthly Rental. Lessor shall provide Lessee with copies of the applicable fixed asset tax returns upon Lessee’s request and shall deliver to Lessee documentation showing that Lessor has paid such taxes to the appropriate taxing authority, no later than ninety (90) days after the earlier of: (i) the date on which such taxes were first due to the taxing authority or (ii) the date on which Lessor paid such taxes to the taxing authority. Lessee shall not be liable for any penalties, interest or late fees on such taxes incurred as a result of Lessor’s failure to comply with its obligations under this Section and Lessor shall promptly arrange for release of any liens attached to the Equipment as a result thereof. Lessee shall have the right, in its sole discretion, but not the obligation, to cure any default by Lessor in the payment of taxes hereunder; provided, however, that Lessor shall reimburse Lessee on demand for any such taxes and any penalties, interest or late fees incurred as a result of Lessor’s failure to comply with its obligations under this Section together with interest on such amounts accruing at a rate of prime (as quoted from time to time in the Wall Street Journal) plus 2% per annum compounded monthly; provided further, however, that Lessee may offset any such amounts owing from Lessor against any amounts owing from Lessee to Lessor.

ARTICLE 7

LOSS OF OR DAMAGE TO EQUIPMENT

During the term of the Schedule and until the Equipment either: (A) is made accessible to Lessor or placed in a bonded storage facility in accordance with Section 13.1 herein or (B) is stored on Lessee’s premises after an Early Termination as contemplated by Section 14.1(c), Lessee shall assume and bear the entire risk of loss of and/or damage to the Equipment from any and every cause whatsoever except (A) loss or damage caused by the negligence or intentional acts of Lessor or Lessor’s agents or employees, or (B) any cause that is not covered by Lessee’s insurance coverage as required to be maintained by Article 8 (collectively, a “Covered Loss”). In the event that any or all of the Equipment is lost, destroyed, stolen or damaged due to a Covered Loss (each, an “Event of Loss”) during the term of the Schedule, Lessee shall repair such Equipment or replace such Equipment with equipment (a) manufactured by the same company as the Equipment to be replaced, and (b) of equal or greater value, capacity, and capability as the Equipment to be replaced (“Replacement Equipment”), which shall become subject to the Schedule all at Lessee’s expense. Any Replacement Equipment shall be transferred to Lessor by Lessee free and clear of all liens and encumbrances except for any liens or encumbrances created by or through Lessor, Lessor’s permitted assignees or otherwise in connection with this Agreement or any applicable Schedule. If Lessee shall have repaired or replaced such Equipment, Lessee shall be entitled to the proceeds of any claim or right of recovery against any person, firm or corporation liable for such Event of Loss. Lessor shall execute and deliver from time to time such instruments and do such other things as may be necessary to more fully vest in Lessee such proceeds or to effect such assignment, all at Lessee’s cost and expense. To the extent that an Event of Loss is not the result of a Covered Loss, Lessor shall assume and bear the risk of loss of and/or damage to the Equipment due to such Event of Loss.

ARTICLE 8

INSURANCE

During the term of the Schedule and until either (A) the Equipment is made accessible to Lessor or placed in a bonded storage facility in accordance with Section 13.1 herein or (B) the Equipment is stored on Lessee’s premises after an Early Termination as contemplated by Section 14.1(c), Lessee shall, at Lessee’s expense, cause to be carried and maintained with respect to the Equipment casualty insurance in amounts not less than the full replacement cost of the Equipment. Lessee may fulfill the requirement to insure the Equipment by self-insuring under an active and prudently managed program of deductible loss provisions and/or self insurance programs as are normally utilized by Lessee for its own or other leased equipment. In no event shall Lessee be obligated to maintain insurance coverage that goes beyond or is broader than Lessor’s insurance coverage as of the date of this Agreement, but must obtain and maintain coverage as set forth above that is at least as broad as Lessor’s insurance coverage as of the date of this Agreement.

ARTICLE 9

INDEMNITY

9.1 Lessee. Subject to the limitations set forth in the Asset Purchase Agreement, Lessee does hereby indemnify and shall hold Lessor harmless from and against any and all claims, costs, expenses, damages, and actions, including reasonable attorney’s fees, arising out of any action against Lessor by any third-party resulting from the negligence or willful misconduct of Lessee or its agents or its assigns relating to this Agreement, the Equipment, or Lessee’s conduct under this Agreement (unless such assigns agree to separately indemnify Lessor for same). Notwithstanding the foregoing, Lessee shall not be responsible to Lessor for any amount or claim to the extent that the same arises: (i) out of the negligence or willful misconduct of Lessor, (ii) after the Equipment is placed in a bonded storage facility in accordance with Section 13.1 herein, or (iii) more than thirty (30) days after, or, in the case of termination resulting from an Event of Default, more than ninety (90) days after, either (A) the Equipment is made accessible to Lessor in accordance with Section 13.1 herein or (B) the Equipment is stored on Lessee’s premises after an Early Termination as contemplated by Section 14.1(c).

9.2 Lessor. Subject to the limitations set forth in the Asset Purchase Agreement, Lessor does hereby indemnify and shall hold Lessee harmless against all liabilities, claims, costs, expenses, and damages, including reasonable attorney’s fees, arising from any action against Lessee by any third-party resulting from the negligence or willful misconduct of Lessor or its agents or its assigns relating to this Agreement, the Equipment, or Lessor’s conduct under this Agreement (unless such assigns agree to separately indemnify Lessee for same). Notwithstanding the foregoing, Lessor shall not be responsible to Lessee for any amount or claim to the extent that the same arises out of the negligence or willful misconduct of Lessee.

9.3 Defense of Third-Party Claims. In the event of the assertion or commencement by any person of any action (whether against Lessee, Lessor or any other person) with respect to which a party hereto is obligated hereunder to indemnify, hold harmless, compensate or reimburse any person pursuant to this Section 9, the party to be indemnified (the “Indemnified Party”) shall reasonably promptly, but in any event within fifteen (15) days following the Indemnified Party’s actual knowledge thereof, notify the person providing the indemnification hereunder (the

“Indemnifying Party”) of such action by providing notice to the Indemnifying Party; provided, however, the failure to give such notice shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party was materially prejudiced thereby. The Indemnifying Party shall have the right, at its election, to assume the defense of such action at its sole expense. In the absence of any such election, the Indemnified Party may proceed with the defense of such action, and the Indemnifying Party shall bear and pay all costs and expenses (including reasonable attorneys’ fees and costs) in connection with the Indemnified Party’s defense of any such action (whether or not incurred by the Indemnified Party).

(a) If the Indemnifying Party assumes the defense of any such action as provided for above:

(i) the Indemnifying Party shall proceed to defend such action in a diligent manner with counsel reasonably satisfactory to the Indemnified Party;

(ii) the Indemnifying Party shall keep the Indemnified Party reasonably informed of all material developments and events relating to such action;

(iii) the Indemnified Party shall make available to the Indemnifying Party any documents and materials in the possession or control of the Indemnified Party that may be necessary to the defense of such action;

(iv) the Indemnified Party shall have the right to participate in the defense of such action at its own expense; and

(v) unless the settlement involves solely cash payments, the Indemnifying Party shall not settle, adjust or compromise such action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(b) If the Indemnified Party proceeds with the defense of any such action:

(i) all expenses reasonably incurred by or on behalf of the Indemnified Party and relating to the defense of such action shall be borne and paid exclusively by the Indemnifying Party;

(ii) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such action;

(iii) the Indemnified Party shall keep the Indemnifying Party reasonably informed of all material developments and events relating to such action; and

(iv) the Indemnified Party shall not settle, adjust or compromise such Action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY SCHEDULE, NO PARTY SHALL BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, FOR ANY REASON WHATSOEVER, IN CONNECTION WITH THIS AGREEMENT OR ANY SCHEDULE.

9.4 Insurance Proceeds. To the extent any claim is covered by insurance held by the Indemnified Party, such Indemnified Party shall be entitled to indemnification pursuant to this Article 9 only with respect to the amount of damages that are in excess of the cash proceeds received by such Indemnified Party pursuant to such insurance. If such Indemnified Party receives such cash insurance proceeds prior to the time such claim is paid, then the amount payable by the Indemnifying Party pursuant to such claim shall be reduced by the amount of such insurance proceeds covering the claim. If such Indemnified Party receives such cash insurance proceeds after such claim is paid, then upon receipt by the Indemnified Party of any cash proceeds of such insurance with respect to such claim, such Indemnified Party shall repay any portion of such amount which was previously paid by the Indemnifying Party to the Indemnified Party in satisfaction of such claim.

ARTICLE 10

DEFAULT

During the term of any Schedule, the occurrence of any of the following events shall constitute an “Event of Default” with respect to such Schedule: (i) Lessee fails to pay Monthly Rental or other sums due thereunder within ten (10) days after Lessee has received written notice from Lessor that the payment is past due; (ii) Lessee fails to perform or observe in any material respect, any other term or condition of this Agreement or the applicable Schedule, and such failure shall continue for thirty (30) days after Lessee’s receipt of written notice thereof from Lessor; (iii) Lessee makes a representation or warranty in this Agreement or in a Schedule that is incorrect in any material respect when made; (iv) Lessee ceases doing business as a going concern, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, civil rehabilitation, liquidation, dissolution, moratorium or similar arrangement under Japanese Corporate Reorganization Law or Civil Rehabilitation Law or any similar federal or state statute, law or regulation, or files an answer admitting the material allegations of a petition in such regard or consents to or acquiesces in the appointment of a receiver, administrator, liquidator or trustee of all or any substantial part of its assets or properties; (v) any involuntary petition is filed against Lessee seeking any reorganization, civil rehabilitation, liquidation, dissolution, moratorium, or similar arrangement under Japanese Corporate Reorganization Law or Civil Rehabilitation Law or any similar federal or state statute, law or regulation for the relief of, or relating to debtors which is not stayed or dismissed within ninety (90) days thereafter, or any receiver, administrator, liquidator or trustee is appointed, without Lessee’s consent, to take possession of any substantial portion of the properties of Lessee, unless such appointment is set aside or ceases to be in effect within ninety (90) days from the date of said filing or appointment; or (vi) Lessee fails to maintain the insurance in the amounts, covering the risks, and with the insurers required under Article 8 hereof.

ARTICLE 11

REMEDIES

Upon the occurrence and during the continuance of an Event of Default with respect to a particular Schedule, Lessor shall have the right, in its sole discretion, to exercise any one or more of the following remedies:

(i) declare the applicable Schedule to be in default;

(ii) terminate the applicable Schedule;

(iii) recover from Lessee all Monthly Rental then due and owing under the applicable Schedule and all future Monthly Rental to be paid under the Schedule; provided, however, that notwithstanding anything in this Agreement or any Schedule to the contrary, in no event shall Lessee be required to pay any deinstallation costs with respect to the Equipment;

(iv) request that Lessee Return, and Lessee shall Return in accordance with Article 13, all Equipment under such Schedule to Lessor; provided, that if Lessee fails to Return all Equipment within 30 (thirty) business days of Lessor’s request, Lessee shall have the obligation to pay Lessor a sum of cash equal to the Fair Market Value (defined below) of any Equipment not returned to Lessor, in lieu of return of the Equipment;

(iv) peaceably take possession of any or all of the Equipment leased under the applicable Schedule wherever located without demand or notice, without any court order or other process of law;

(v) proceed by court action to recover damages and reasonable and actual expenses incurred by Lessor by reason of the applicable Event of Default; and

(vi) exercise any other right or remedy available to Lessor at law or in equity.

The prevailing party in any legal action resulting from an Event of Default shall be entitled to collect the reasonable legal fees, costs and expenses actually incurred by such party as a direct result of such Event of Default from the unsuccessful party upon final adjudication of the matter by a court of competent jurisdiction.

ARTICLE 12

TITLE AND ASSIGNMENT

12.1 Title. Nothing contained in the Lease shall convey to Lessee any title or interest in the Equipment other than as a Lessee. Lessee authorizes Lessor to cause this Agreement or any Schedule, or notice thereof, to be filed in appropriate jurisdictions to protect Lessor’s interest; provided, however, that Lessor shall provide Lessee with a copy of any proposed notice prior to filing. Following termination of any Schedule, Lessor shall promptly terminate any such filings and provide Lessee with evidence of the same within thirty (30) days after the termination of the Schedule. Lessee shall promptly secure a release of, or terminate, any lien or encumbrance on the

Equipment by a party claiming such lien or encumbrance by or through Lessee; provided, however, Lessee shall have no such obligation with respect to any liens or encumbrances placed thereon by or through Lessor, its assigns, or successors in interest.

12.2 Lessor’s Restriction on Assignment. Lessor agrees not to sell and/or assign its interest in this Agreement, a Schedule or any Equipment (other than in a Permitted Pre-Sale of Equipment) without the prior written consent of Lessee (which may be withheld in Lessee’s sole discretion). In any event, Lessor shall not sell or assign its interest in this Agreement, a Schedule or any Equipment (other than in a Permitted Pre-Sale of Equipment) to (a) a partnership or other entity which is formed for the primary purpose of investing in equipment leasing transactions and sold in a public offering to individuals or other entities or (b) an entity whose primary business competes with the primary business of Lessee. In connection with any assignment or sale requiring payment of Monthly Rental directly to the assignee or transferee (“Assignee”), Lessor shall provide Lessee with: (i) Assignee’s internal tracking number or identification of the assigned Schedule, (ii) as applicable, Assignee’s federal taxpayer identification number and identification number for Japanese tax purposes, and (iii) all such other and further information requested by Lessee reasonably necessary to ensure the Monthly Rental payments are timely paid and accurately applied to the assigned Schedule.

12.3 Assignment. In the event Lessee consents to an assignment or sale pursuant to the foregoing Section 12.2, Lessee shall, if requested, acknowledge such consent in writing, and pay Monthly Rental and other sums payable under the Lease to Assignee as directed; provided, however, that Lessee’s obligation, with respect to Assignee, shall be subject to any abatement, reduction, setoff, counterclaim or defense which Lessee may have against Lessor, and the written acknowledgement will include a reservation to that effect. An assignment or sale will not relieve Lessor of any of its obligations under the Lease, and Lessee will retain the right to proceed against Lessor directly notwithstanding a sale or assignment of the Schedule or the Equipment. Lessor shall provide in any such assignment of a Schedule that the Assignee shall covenant to Lessee that so long as no Event of Default has occurred and is ongoing, Lessee shall have the right of quiet and peaceable enjoyment of the Equipment. For any such assignment or sale, Lessor shall provide Lessee with a written certification of the foregoing executed by both Lessor and Assignee.

12.4 Assignment by Lessee. Lessee may not assign any of its rights and obligations under this Agreement to any other party, except for any of its majority-owned subsidiaries; provided, however, that no such assignment shall relieve Lessee of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the Parties’ permitted successors and assignees.

ARTICLE 13

EQUIPMENT RETURN

13.1 Return. In the event that either Lessee or Lessor elects to terminate a Schedule prior to its expiration pursuant to Article 14 or upon its expiration pursuant to Section 15.4, and if Lessee does not elect to purchase the Equipment, then Lessee shall make the Equipment accessible to Lessor at the JV1/JV2 Facilities (the “Return Location”). Lessor shall, at Lessor’s expense, deinstall, pack and remove the Equipment by use of Lessor’s freight carrier. If Lessor does not remove the Equipment within ninety (90) days, then Lessee may have the Equipment removed to a bonded warehouse or any other warehouse at Lessor’s expense. Such providing of access to Lessor (“Return”) shall constitute fulfillment of Lessee’s obligation to return the Equipment and Lessee shall have no further obligation with respect to the Equipment (other than with respect to accrued

Monthly Rental as of the date of return, the required Equipment return condition under Article 13, and any indemnity obligations under Article 9). Lessee shall return the Equipment in the condition in which it is required to be maintained pursuant to Section 5.1 hereof, subject to Lessor complying with its obligations under Section 14.1(c) from the date that Lessee makes the Equipment accessible to Lessor, including Lessor (i) agreeing to pay on demand the cost of maintaining such Equipment on Lessee’s premises as reasonably determined by Lessee, including, without limitation, the cost of maintaining a clean room environment to keep the Equipment in the appropriate condition; provided, however, that Lessee shall not charge Lessor for the cost of maintaining a clean room environment for the first thirty (30) days after Return of the Equipment unless, but for the fact that Lessor has not removed the Equipment, Lessee would be able to shut down either JV1 or JV2 and would have shut down either JV1 or JV2, and (ii) assuming the entire risk of loss of and/or damage to the Equipment from any and every cause whatsoever, including the obligation to maintain insurance. Lessor shall inspect the Equipment following its return and notify Lessee of any claims Lessor may have with respect to the condition of the Equipment, any missing Equipment, or any other deficiency within thirty (30) days following its return. Lessor shall include in such notice a detailed description of any damage to the Equipment. If Lessor fails to deliver written notice to Lessee in accordance with the foregoing sentence, Lessee shall have no further liability with respect to the condition of the Equipment, any missing Equipment, or any other deficiency with respect to the Equipment. If Lessor has a claim relating to the condition of the Equipment or some other deficiency, Lessee may, in its sole discretion, elect to purchase (unless such Equipment has been subject to a Permitted Pre-Sale) the affected Equipment pursuant to Section 15.2 or repair the damage to the Equipment. If Lessee fails to return some or all of the Equipment subject to a Schedule in accordance with this Section 13.1, then Lessee shall pay the reduced Monthly Rental calculated in accordance with Section 15.4 prorated to the date such Equipment is returned or purchased under Section 15.2, or, in the case of a partial failure to return Equipment, a pro rata portion thereof based upon the percentage of Equipment (in terms of original Equipment Cost) that Lessee fails to return.

13.2 Substitution. Notwithstanding the foregoing, Lessee may, in lieu of returning Equipment subject to the Schedule, return other equipment (“Substitution Equipment”), on a unit for unit basis, provided such Substitution Equipment: (i) is in good operating condition and repair, (ii) is manufactured by the same company as the Equipment to be returned, (iii) is of equal or greater value, capacity and capability as the Equipment to be returned, and (iv) title can be conveyed to Lessor free and clear of all liens, claims, and encumbrances.

ARTICLE 14

LESSOR’S AND LESSEE’S OPTIONS DURING THE SCHEDULE

14.1 Early Termination Option.

(a) Lessor and Lessee Options Contemplated by Foundry Agreement Section 2.6.5. Subject to Section 2.6.2 and 2.6.3 of the Foundry Agreement, if (A) the projected combined demand for wafers by Lessor and Lessee as set forth in the Subsequent Period Wafer Demand Plan (as defined in the Foundry Agreement) is less than 30,000 wafers per month for the Subsequent Period (as defined in the Foundry Agreement) or (B) the actual agreed upon Subsequent Period Commitment (as defined in the Foundry Agreement) together with Lessee’s projected demand is less than 30,000 wafers per month for the Subsequent Period, then each of Lessor and Lessee shall have a right, in accordance with the terms of this Agreement, to terminate any Schedule for some or all of the leased equipment effective June 30, 2008, by giving notice to the other party prior to December

31, 2007 (an “Early Termination”); provided, however, that (a) in the event of a partial lease termination by either party, Lessee may select the specific equipment as to which the Schedule will be terminated, subject to Lessor’s consent, not to be unreasonably withheld or delayed and (b) the manufacturing capacity of the JV1/JV2 Facilities during the Subsequent Period, including, without limitation, during calendar year 2009, may be limited to 30,000 unsorted wafers per month in total for the combined Lessor and Lessee demand.

(b) Lessee Option Contemplated by Foundry Agreement Section 2.6.6. Further in the event of an Early Termination, it is understood and agreed that Lessee may at any time, with at least one hundred eighty (180) days prior written notice to Lessor, terminate any Schedule with respect to any Equipment that Lessee reasonably determines is no longer required (together with any Early Termination, an “Early Lease Termination”).

(c) Monthly Rental; Return of Equipment. Upon any such Early Lease Termination, Lessee agrees to pay Lessor all Monthly Rental accrued and payable under the Schedule with respect to the applicable Equipment prorated to the date of Early Lease Termination. Upon Return of such Equipment pursuant to Article 13, Lessee shall have no other or further liability to Lessor with respect to such Equipment (other than with respect to accrued Monthly Rental as of the date of return, the required Equipment return condition under Article 13, and any indemnity obligations under Article 9), and, in the event the Early Lease Termination relates to less than all Equipment leased under the applicable Schedule, the Monthly Rental payable by Lessee under such Schedule shall be prorated based upon the Equipment Cost allocable to the Equipment being retained under such Schedule. Upon any Early Lease Termination or any other permitted early termination of a Schedule, Lessor may request Lessee’s consent, which Lessee may give or withhold in its sole discretion, to leave the Equipment on Lessee’s premise up to a date that is no later than the original scheduled Termination Date; provided, however, that if Lessee provides its consent, such consent shall be contingent upon Lessor (i) agreeing to pay on demand the cost of maintaining such Equipment on Lessee’s premises as reasonably determined by Lessee, including, without limitation, the cost of maintaining a clean room environment to keep the Equipment in the appropriate condition; provided, however, that Lessee shall not charge Lessor for the cost of maintaining a clean room environment for the first thirty (30) days after Return of the Equipment unless, but for the fact that Lessor has not removed the Equipment, Lessee would be able to shut down either JV1 or JV2 and would have shut down either JV1 or JV2, and (ii) assuming the entire risk of loss of and/or damage to the Equipment from any and every cause whatsoever, including the obligation to maintain insurance. If Lessee does not consent to the Equipment remaining on Lessee’s premises, then Lessee shall Return the Equipment and Lessor shall remove the Equipment as provided in Article 13.

14.2 Right of First Refusal; Option to Purchase. Upon any proposal for a Permitted Pre-Sale (defined below), Lessee shall have the option and right (unless such Equipment has been previously sold pursuant to a Permitted Pre-Sale), in its sole discretion, to purchase any or all of the Equipment from Lessor for a purchase price equal to the highest Qualifying Offer. “Qualifying Offer” means an offer to purchase any Equipment that (i) is received in writing from a non-affiliate of Lessor, (ii) is an arms length offer from an informed and willing buyer under no compulsion to buy, and (iii) where the effective date of the purchase is on or about June 30, 2009. Lessor hereby covenants and agrees to provide Lessee with a copy of any Qualifying Offer promptly upon receipt thereof if Lessor determines that Lessor desires to pursue such Qualifying Offer. Upon exercise of such option, title to such Equipment shall pass from Lessor to Lessee on the date that Lessee pays the purchase price to Lessor (the “Purchase Date”). Lessee shall pay the purchase price to Lessor by the end of the month following the month in which the purchase price is determined and agreed to by

Lessee and Lessor. Lessor shall provide Lessee with a Bill of Sale in the form of Exhibit B hereto following payment on the Purchase Date. “Permitted Pre-Sale” shall mean a sale by Lessor of any or all of the Equipment under a Schedule prior to the scheduled Termination Date; provided, however, that (i) although the Equipment may be pre-sold, unless there is an Early Lease Termination under Section 14.1 or Lessee otherwise consents in writing, the effective date of the sale shall be after June 30, 2009, and (ii) any such sale is subject to Lessee’s right of first refusal under this Section 14.2.

ARTICLE 15

LESSEE’S OPTIONS AT THE END OF THE SCHEDULE

15.1 Option To Extend. Provided that no Event of Default exists under the Schedule and subject to Lessor’s Early Termination option and right to enter into a Permitted Pre-Sale, Lessee shall have the option to renew or extend the Schedule for any or all of the Equipment at the end of the Initial Term or any extension thereof (“Extended Term”) for an Extended Term of up to six months. The Monthly Rental during any Extended Term shall be equal to Japan GAAP book depreciation amount, or if such amount is zero, the Monthly Rental shall be an amount equal to sixty percent (60%) of the Monthly Rental payable during the then-current term. Lessee may exercise such option by delivering written notice to Lessor of such intent not less than one hundred eighty (180) days prior to the expiration of the Initial Term or any Extended Term then in effect.

15.2 Option to Purchase. Provided that no Event of Default exists under the Schedule and subject to Lessor’s right to enter into a Permitted Pre-Sale, the Lessee shall have the option to purchase any or all of the Equipment at the expiration of the Initial Term or any Extended Term, upon any Early Lease Termination, or if any Equipment is not returned in accordance with Section 13.1, for a purchase price equal to Fair Market Value of the Equipment at such point in time or any other purchase price as set forth in the applicable Schedule. Lessee may exercise such option by delivering written notice to Lessor of such intent (a) not less than ninety (90) days prior to (i) the expiration of the Initial Term, (ii) the expiration of any Extended Term then in effect, or (iii) any Early Lease Termination under Section 14.1(b), as the case may be, or (b) by March 31, 2008, in the event of an Early Termination under Section 14.1(a). If Lessee exercises such option, then Lessor agrees promptly to provide Lessee with copies of any Qualifying Offers received by Lessee within the period six months prior to Lessee’s exercise of such option, together with copies of any Qualifying Offers received thereafter. On the expiration date of the Initial Term or any Extended Term or the time of an Early Lease Termination, if Lessee has elected to purchase the Equipment, Lessee shall purchase from Lessor, and Lessor shall sell to Lessee the Equipment on an AS IS, WHERE IS, BASIS, except that Lessor shall warrant title and that the Equipment is free and clear of all liens and encumbrances arising by or through the Lessor, except for taxes or other impositions for which Lessee is obligated to pay under the Schedule. Title to the Equipment and risk of loss shall pass from Lessor to Lessee on the date that Lessee pays the purchase price to Lessor (the “Purchase Option Date”). Lessee shall pay the purchase price to Lessor by the end of the month following the month in which the purchase price is determined and agreed to by Lessee and Lessor. Lessor shall provide Lessee with a Bill of Sale in the form of Exhibit B on or promptly following the Purchase Option Date. Notwithstanding anything in this Agreement to the contrary, if Lessee elects to purchase any or all of the Equipment, then no Monthly Rental shall accrue from the Purchase Option Date to the date upon which the purchase price is paid to Lessor.

15.3 Fair Market Value. Fair market value (“Fair Market Value”) shall be determined on the basis of, and shall mean the amount which would be obtainable and paid in an arms length transaction between an informed and willing buyer or lessee under no compulsion to buy or lease, as the case may be (other than a lessee currently in possession), and an informed and willing seller or lessor under no compulsion to sell or lease, as the case may be. Lessor agrees to provide Lessee with a proposed Fair Market Value of the affected Equipment within fifteen (15) business days of receipt of Lessee’s notice of its intent to purchase such Equipment. Lessee agrees to respond to such proposal within fifteen (15) business days. If Lessor and Lessee cannot agree upon the Fair Market Value for the Equipment, the Fair Market Value shall be determined in accordance with the following process, to be completed within thirty (30) days of the agreement to use such process: Lessor and Lessee shall each obtain an appraisal of the Equipment from an independent appraiser selected by such party. The average of such two (2) appraisals shall be the Fair Market Value for the Equipment. Notwithstanding the foregoing, if the two (2) appraisals vary in value by more than 15%, then the two (2) appraisers selected by Lessor and Lessee shall select a third independent appraiser who will provide an appraisal of the Equipment. The average of the three (3) appraisals shall be the Fair Market Value of the Equipment. The expense of such appraisals shall be borne equally by Lessor and Lessee.

15.4 Expiration of the Schedule; Option to Return. Subject to Section 20.5, this Agreement and all Schedules shall terminate upon the expiration of the Initial Term or, if extended pursuant to Section 15.1, any Extended Term then in effect.

ARTICLE 16

RIGHT TO UPGRADE

The Lessee may make alterations, improvements, or additions to and install attachments, accessories or devices on the Equipment provided that such upgrades do not impair the originally intended function, use, or value of the Equipment and are removable without causing material damage to the Equipment (“Upgrades”). Lessor will have no interest in any Upgrade owned by Lessee or any other party prior to the return of the Equipment to Lessor. Upon the expiration or termination of the Schedule, Lessee may remove all Upgrades at Lessee’s expense. Following such removal, Lessee shall then restore the Equipment to its condition prior the installation of the Upgrade, reasonable wear and tear excepted. Notwithstanding the above, Lessee shall not be required to remove Upgrades which will not adversely affect the operating capability or diminish the value of the Equipment provided that Lessee can transfer title to such Upgrades to Lessor free and clear of any third party liens or encumbrances. Upon Lessee’s return of the Equipment, title to any and all Upgrades not removed prior to the return of the Equipment will automatically vest in Lessor, provided, however, that Lessor will no longer have interest in any Equipment or equipment components removed or replaced by such upgrades. Lessee may make alterations, improvements, or additions to and install attachments, accessories or devices on the Equipment that are not removable without causing material damage to the Equipment (“Improvements”); provided, however, that (i) such Improvements must be deemed by Lessee, in its reasonable discretion, to be necessary (A) to the safety or security of the Equipment or (B) to prevent the Equipment from becoming obsolete; (ii) such Improvements are classified as capital expenditures for accounting purposes that increase the book value of the Equipment under Japan GAAP (which may in turn result in a higher Monthly Rental payment based upon the Japan GAAP book depreciation amount); and (iii) Lessor consents to such Improvements, such consent not to be unreasonably withheld or delayed. Lessor hereby covenants to pay or reimburse Lessee, promptly upon demand, for the cost of any such Improvements. Lessor shall be the owner of all such Improvements.

ARTICLE 17

SUBLEASE

Lessee may assign or sublease the Equipment to any party with prior written consent of Lessor, not to be unreasonably withheld, provided that (i) such party executes a sublease or assignment agreement incorporating all of the provisions of this Agreement; (ii) all costs associated with the sublease or assignment shall be borne by Lessee; (iii) any sublease or assignment shall be expressly made subject and subordinate to the terms of the Schedule; (iv) any sublease or assignment shall not relieve Lessee of its obligations under the Schedule; and (v) the Equipment shall remain at the JV1/JV2 Facilities. Lessee agrees, at the request of Lessor, to assign such sublease to Lessor as collateral security for Lessee’s continuing obligations under the Schedule. Notwithstanding the foregoing, Lessee may sublease the Equipment or assign the Schedule to a subsidiary or affiliate of Lessee without the consent of, but with notice to, Lessor, as long as Lessee guarantees the obligations under this Agreement, any sublease, and any Schedule, as applicable.

ARTICLE 18

TAX LAW

Lessee and Lessor intend that Lessor shall be entitled to the benefit of any available depreciation deductions under applicable Japan tax laws and for United States earnings and profits purposes under United States tax law (collectively, “Tax Benefits”). Lessee promises that at no time during the term of each Schedule will Lessee (or any of its successors or permitted Assignees) intentionally take any action or fail to take any action that would result in a loss, reduction, deferral, recapture or other unavailability to Lessor (or any consolidated group with which Lessor files tax returns) of any part of the Tax Benefits.

ARTICLE 19

REPRESENTATIONS

Lessee represents and warrants to Lessor and any Assignee of Lessor, and Lessor and any Assignee of Lessor represents and warrants to Lessee that at the time of the execution of this Agreement and any related Schedule(s) that: (i) the execution and performance of this Agreement and any Schedule have been duly authorized by all necessary corporate action and will not constitute a breach or default under its articles, by-laws or other similar corporate document, or any indenture, contract or agreement by which such party is bound; (ii) no consent or approval of any trustee or holder of indebtedness or other obligation, or governmental authority is necessary for the execution or performance of the Schedule; (iii) this Agreement and the Schedule are legal, valid, binding and enforceable against the party in accordance with their terms, subject to enforcement limitations imposed by rules of equity or by bankruptcy or similar laws; (iv) such party is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has adequate corporate power to enter into and perform under the Schedule; and, (v) there are no actions, suits or proceedings pending or, to the knowledge of such party, threatened against or affecting the party in any court or before any governmental commission, board, or authority which, if adversely determined, will have a materially adverse effect on the ability of such party to perform its obligations under the Schedule.

ARTICLE 20

MISCELLANEOUS

20.1 Amendment. No amendment to this Agreement or any Schedule is binding unless in writing and executed by each party.

20.2 Entire Agreement. This Agreement and each Schedule and any documents incorporated by reference therein set forth the entire agreement with respect to each Schedule. Neither this Agreement nor any Schedule may be modified or altered except in writing and signed by Lessee and Lessor.

20.3 Headings. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

20.4 Waiver of Performance. No omission or delay by Lessor or Lessee at any time to enforce any right or remedy or to require performance of any terms of any Schedule shall be construed as a waiver of any right or remedy to which Lessor or Lessee is otherwise entitled nor shall it affect the right of Lessor or Lessee to require performance thereafter.

20.5 Survival of Obligations. The provisions of Article 9, 11 and 20 above shall survive the expiration or other termination of any Schedule until all applicable statutes of limitation with respect to such Schedule have run.

20.6 Notices. Any notice, demand, consent, or approval (a “Notice”) which either party may desire or be required to give pursuant to this Agreement or any Schedule shall be in writing and shall be deemed to be delivered only when: (i) personally delivered, (ii) sent by facsimile with receipt acknowledged, or (iii) delivered by any nationally recognized overnight carrier that routinely issues delivery receipts, to the addresses and facsimile numbers set forth on the signature pages or such other address(es) or facsimile number(s) as may be set forth in the applicable Schedule. Any other communications, including without limitation, any e-mail or oral communications, shall not constitute effective Notice pursuant to this Section 20.5. Either party may add additional addresses or facsimile numbers or change its address or facsimile number for purposes of receiving Notices by providing the other party at least ten (10) days prior Notice of such change or addition.

20.7 Governing Law; Dispute Resolution. This Agreement and any Schedule shall be governed by and construed in accordance with the laws of Japan, without regard to any principles regarding conflicts of laws that would result in the application of the laws of any other jurisdiction. If any Party to a dispute or controversy concerning the rights, benefits or obligations set forth in this Agreement determines that a reasonable attempt at settlement has failed, binding arbitration conducted in accordance with the dispute resolution procedure set forth in Schedule B attached to the Asset Purchase Agreement shall be the exclusive and final forum for settling any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter thereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof.

20.8 Severability. If any provision of this Agreement or any Schedule shall be deemed invalid, illegal or unenforceable in any respect, the validity of any other provision shall not be affected or impaired thereby.

20.9 Performance of Obligations. If Lessor or Lessee shall fail to make a payment or perform any act required under a Schedule or this Agreement, the other party may, but shall not be obligated to, make such payment or perform such act on behalf of the non-performing party without waiving or releasing any obligation or default and the party making such payment or performing such act shall be reimbursed by the other party.

20.10 Confidentiality. Each of the Parties hereby agrees to keep the terms and provisions of this Agreement in confidence, and shall not at any time disclose or permit the disclosure to any person of (i) any of the terms and conditions of this Agreement or any Schedule, (ii) information about the Equipment leased by Lessee, or (iii) any data disclosed by Parties to one another in connection with the installation of the Equipment or the lease of the Equipment, without, in each case, first obtaining the prior written consent of the other. Notwithstanding the foregoing, (i) the Parties may disclose the existence of this Agreement or a Schedule and the substance of particular terms and provisions of the same to its legal counsel, accountants, brokers, lenders, engineers and other persons who have a legitimate business purpose to have such information consistent with the terms of this Agreement or applicable Schedule, but the Parties may disclose only to the extent necessary to carry out such legitimate business purpose, and (ii) the Parties may disclose this Agreement or Schedule terms and provisions to the extent that such disclosure is required by law or court order, but in the case of this clause (ii), the applicable Party must first provide written notice thereof to the other Party and may then disclose only to the extent expressly required to comply with such law or court order. In addition, neither Party shall refer to or use, whether orally or in writing, the other Party’s name or proprietary trademarks or symbols (or those of any of its subsidiaries or affiliated companies,), in any manner whatsoever in any advertisement, marketing or promotional presentations, or materials or public solicitations without such Party’s express written consent.

20.11 Waiver of Jury Trial. Lessor and Lessee hereby waive the right to a trial by jury in any action, counterclaim, proceeding or litigation arising out of, under or in connection with, or related to, the subject matter of this Agreement or any Schedule. This waiver is knowingly, intentionally, and voluntarily made by Lessor and Lessee and each party acknowledges that neither the other party nor any person acting on behalf of such other party has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. Lessor and Lessee further acknowledge that they have been represented (or have had the opportunity to be represented) in the negotiation and execution of this Agreement and in the making of this waiver by legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.

20.12 Spansion Guaranties. Spansion U.S., as the sole stockholder of STI and the owner of a sixty percent (60%) membership interest in Spansion LLC, STI, as the owner of a forty percent (40%) membership interest in Spansion LLC, and Spansion LLC, as the sole stockholder of Lessor, are parties to this Agreement solely in their capacities as Guarantors. Spansion LLC hereby agrees to take all actions necessary to cause Lessor to comply with the terms and conditions of this Agreement.

Spansion LLC further hereby guarantees, and shall be fully liable for, Lessor’s performance of all of Lessor’s obligations hereunder. Spansion U.S. and STI each hereby agrees to take all actions necessary to cause Spansion LLC to comply with the terms of this Section 20.12. Spansion U.S. hereby agrees to take all actions necessary to cause STI to comply with the terms of this Section 20.12.

20.13 Counterparts. This Agreement may consist of a number of counterparts and the counterparts taken together constitute one and the same instrument. A facsimile copy of this Agreement will be as legally binding as an originally executed document delivered by other means.

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IN WITNESS WHEREOF, Lessee and Lessor have each caused this Agreement to be executed as of the date first written above.

“LESSOR” SPANSION JAPAN LIMITED

By	/s/ Kazunori Imaoka
Name	Kazunori Imaoka
Title	President

Address for notices:

“LESSEE” FUJITSU LIMITED

By	/s/ Hiroaki Kurokawa
Name	Hiroaki Kurokawa
Title	President

Address for notices:

For purposes of Section 20.12: “SPANSION U.S.” SPANSION INC.

By	/s/ Robert C. Melendres
Name	Robert C. Melendres
Title	Executive Vice President and General Counsel

Address for notices:

“STI” SPANSION TECHNOLOGY, INC.

By	/s/ Robert C. Melendres
Name	Robert C. Melendres
Title	Executive Vice President and General Counsel

“SPANSION LLC” SPANSION LLC

By	/s/ Robert C. Melendres
Name	Robert C. Melendres
Title	Executive Vice President and General Counsel

Address for notices: